REIMBURSEMENT AGREEMENT

REIMBURSEMENT AGREEMENT (the "Agreement"), dated as of December 21, 2001, by and among MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation (the "Borrower"), TPG PARTNERS III, L.P. (together with its successors and assigns, the "TPG Guarantor"), TCW/CRESCENT MEZZANINE PARTNERS III, L.P. (together with its successors and assigns, "TCW"), TCW/CRESCENT MEZZANINE TRUST III (together with its successors and assigns, "TCW Trust" and together with TCW, the "TCW Guarantors"), GREEN EQUITY INVESTORS SIDE III, L.P. (together with its successors and assigns, "GEI Side") and GREEN EQUITY INVESTORS III, L.P. (together with its successors and assigns, "GEI" and together with GEI Side, the "GEI Guarantors") (collectively, the "Fund Guarantors"), and CITICORP USA, INC. as collateral agent (in such capacity, the "Collateral Agent").

WHEREAS, the Borrower, contemporaneously herewith, is entering into a Revolving Credit Agreement, dated as of December 21, 2001 with the lenders party thereto (the "Lenders") and Citicorp USA, Inc. as administrative agent (in such capacity, the "Administrative Agent") (as such agreement may be further amended, restated, modified or supplemented at any time and from time to time hereafter, the "Revolving Credit Agreement"), pursuant to which the Lenders will provide the Borrower with a revolving credit facility in an initial aggregate amount not to exceed U.S. $150,000,000;

WHEREAS, contemporaneously herewith, the TPG Guarantor is entering into a Guaranty (the "TPG Guaranty"), the TCW Guarantors are entering into a Guaranty (the "TCW Guaranty") and the GEI Guarantors are entering into a Guaranty (the "GEI Guaranty" and together with the TPG Guaranty and the TCW Guaranty, the "Guaranty") each dated as of December 21, 2001 with Citicorp USA, Inc., as Administrative Agent, pursuant to which the Fund Guarantors will guarantee the obligations of the Borrower under the Revolving Credit Agreement;

WHEREAS, the Borrower has agreed to reimburse the Fund Guarantors for any and all payments made by the Fund Guarantors under the Guaranty; and

WHEREAS, the Security Documents (as hereinafter defined) shall have been executed and delivered and shall secure the obligations of the Borrower under this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, the Fund Guarantors, the Borrower and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Revolving Credit Agreement. The following terms, as used in this Agreement, shall have the following meanings:

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director of such Person.

"Agreement" has the meaning set forth in the preamble hereof.

"Borrower" has the meaning set forth in the preamble hereof.

"Collateral" means any and all "Collateral", as defined in any applicable Security Document.

"Collateral Agent" has the meaning set forth in the preamble hereof.

"Collateral and Guarantee Requirement" means the requirement that:

(a) the Collateral Agent shall have received from each Reimbursement Party either (i) a counterpart of each of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Pledge Agreement and the Security Agreement duly executed and delivered on behalf of such Reimbursement Party or (ii) in the case of any Person that becomes a Reimbursement Party after the Effective Date, a supplement to each of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Pledge Agreement and the Security Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Reimbursement Party;

(b) all outstanding Equity Interests of the Borrower and each Subsidiary owned directly by or directly on behalf of any Reimbursement Party, shall have been pledged pursuant to the Pledge Agreement (except that the Reimbursement Parties shall not be required to pledge (i) more than 65% of the outstanding voting stock of any Foreign Subsidiary, (ii) the Equity Interests in MEMC Southwest Inc., or (iii) the Joint Venture Stock) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of the Borrower and each Subsidiary that is owing to any Reimbursement Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Pledge Agreement and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and the Pledge Agreement (including any supplements thereto), and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement and the Pledge Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property providing that the Reimbursement Obligations shall be secured by a Lien on such Mortgaged Property, signed on behalf of the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property, described therein, free of any other Liens except as expressly permitted by Section 6.02 of the Revolving Credit Agreement, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Fund Guarantors may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Fund Guarantors may reasonably request with respect to any such Mortgage or Mortgaged Property, as the case may be; and

(f) each Reimbursement Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

"Contracts" means any and all agreements, commitments or other binding undertakings (whether written or oral).

"Default" means any condition, event or act which constitutes an Event of Default or which, with the giving of notice or the lapse of time or both, would, unless cured or waived, become an Event of Default.

"Dollars" or "U.S.$" means the lawful currency of the United States of America.

"Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.09).

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

"Event of Default" has the meaning set forth in Section 6.01 hereof.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

"Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

"Fund Guarantor Percentages" means the TPG Percentage, the TCW Percentage and the Green Percentage.

"Fund Guarantors" has the meaning set forth in the preamble hereof.

"GEI" has the meaning set forth in the preamble hereof.

"GEI Guarantors" has the meaning set forth in the preamble hereof.

"GEI Guaranty" has the meaning set forth in the recitals hereof.

"GEI Side" has the meaning set forth in the preamble hereof.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Green Percentage" means the percentage assigned to such term on Schedule I hereto, as such schedule may be amended from time to time.

"Guarantee Agreement" means the Amended and Restated Guarantee Agreement, attached hereto as Exhibit A, among the Subsidiary Reimbursement Parties and the Collateral Agent for the benefit of the Secured Parties.

"Guarantee Amounts" has the meaning set forth in Section 2.01 hereof.

"Guaranty" has the meaning set forth in the recitals hereof.

"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in this paragraph, the term "Indebtedness" shall not include (a) obligations under Hedging Agreements or (b) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock.

"Indemnity, Subrogation and Contribution Agreement" means the Amended and Restated Indemnity, Subrogation and Contribution Agreement, attached hereto as Exhibit B, among the Borrower, the Subsidiary Reimbursement Parties and the Collateral Agent.

"Indenture Obligations" has the meaning assigned to such term in the Indenture Documentation.

"Intercreditor Agreement" means the Intercreditor Agreement, dated as of December 21, 2001, by and among the Fund Guarantors, the Administrative Agent and the Collateral Agent, as amended from time to time.

"Law" means any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, properties, financial condition, contingent liabilities or prospects of the Reimbursement Parties taken as a whole, (b) the ability of the Reimbursement Parties to perform their obligations under the Related Agreements or (c) any rights of or benefits available to the Fund Guarantors under the Related Agreements.

"Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Reimbursement Obligation. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

"Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned by a Reimbursement Party and identified on Schedule 1.01, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.10 or 5.11.

"Perfection Certificate" means a certificate in the form of Annex 2 to the Security Agreement or any other form approved by the Borrower and the Collateral Agent.

"Permits" means all permits, authorizations, approvals, registrations or licenses granted by or obtained from any Governmental Authority.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Pledge Agreement" means the Amended and Restated Pledge Agreement, attached hereto as Exhibit C, among the Reimbursement Parties and the Collateral Agent for the benefit of the Secured Parties.

"Proceedings" means any actions, claims, suits, arbitrations, proceedings, or investigations.

"Reimbursement Documents" means this Agreement, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and the Security Documents.

"Reimbursement Obligations" has the meaning assigned to such term in the Security Agreement.

"Reimbursement Parties" means the Borrower and the Subsidiary Reimbursement Parties.

"Reimbursement Transaction" means the execution, delivery and performance by each Reimbursement Party of the Reimbursement Documents to which it is to be a party.

"Related Agreements" means the Guaranty, the Revolving Credit Loan Documentation, the Reimbursement Documents and any other agreement or instrument relating thereto.

"Revolving Credit Agreement" has the meaning set forth in the recitals hereof.

"Revolving Credit Loan Documentation" means, collectively, (i) the Revolving Credit Agreement, together with any amendment or restatement thereof or any supplement thereto, (ii) the guarantee agreement, the security agreement, the pledge agreement and the indemnity, subrogation and contribution agreement attached as exhibits to such Revolving Credit Agreement and (iii) any other security documents or other ancillary documents executed in connection therewith.

"Secured Parties" has the meaning assigned to such term in the Security Agreement.

"Security Agreement" means the Amended and Restated Security Agreement, attached hereto as Exhibit D, among the Borrower, the Subsidiary Reimbursement Parties and the Collateral Agent for the benefit of the Secured Parties.

"Security Documents" means the Security Agreement, the Pledge Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.10 or 5.11 to secure any of the Reimbursement Obligations.

"Subsidiary" means any subsidiary of the Borrower.

"Subsidiary Reimbursement Party" means any Subsidiary that is not a Foreign Subsidiary or a Receivable Subsidiary.

"TCW" has the meaning set forth in the preamble hereof.

"TCW Guarantors" has the meaning set forth in the preamble hereof.

"TCW Guaranty" has the meaning set forth in the recitals hereof.

"TCW Trust" has the meaning set forth in the preamble hereof.

"TCW Percentage" means the percentage assigned to such term on Schedule I hereto, as such schedule may be amended from time to time.

"TPG Guarantor" has the meaning set forth in the preamble hereof.

"TPG Guaranty" has the meaning set forth in the recitals hereof.

"TPG Percentage" means the percentage assigned to such term on Schedule I hereto, as such schedule may be amended from time to time.

"Uniform Commercial Code" has the meaning assigned to such term in the Security Agreement.

"U.S." means the United States of America.

Section 1.02. General Interpretive Principles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

REIMBURSEMENT

SECTION 2.01. Obligation to Reimburse. The Borrower agrees to reimburse each Fund Guarantor for any and all amounts paid by such Fund Guarantors under or pursuant to the Guaranty (including without limitation any amounts paid from a cash collateral account established by such Fund Guarantor pursuant to the Guaranty) (the "Guarantee Amounts"), on demand, which demand may be made prior to, on or after the date of any such payments, to the account of each such Fund Guarantor set forth on Annex 1 hereto or such account as each such Fund Guarantor may designate in writing from time to time. If such demand is made after 11:00 a.m. (Central time), such payment shall be due on the next succeeding Business Day. If any Fund Guarantor makes a demand prior to the date of any such payment, reimbursement from the Borrower will be due on the date of any such payment.

SECTION 2.02. Interest. The Borrower agrees to pay interest on any and all amounts remaining unpaid by the Borrower hereunder for each day unpaid, from the date such amounts are owed until payment in full (after as well as before judgment or arbitral award), payable on demand, at the rate of interest for overdue principal set forth in the Revolving Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable Law, then such interest shall be reduced to such maximum permitted amount.

SECTION 2.03. Computations. All interest shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

SECTION 2.04. Payments Due and Currency. If any payment hereunder becomes due and payable on a day other than a Business Day, the same shall be payable on the next succeeding Business Day, and interest shall continue to accrue during such extension. All amounts under this Agreement shall be denominated, made available and payable in Dollars in immediately available funds. The Borrower shall make each payment required to be made by it hereunder (whether pursuant to Section 2.01, 2.02 or 2.08 or otherwise) directly to the Fund Guarantor entitled to receive such payment. If at any time insufficient funds are received by the Fund Guarantors to pay fully all amounts due hereunder, such funds shall be applied (a) first, to pay those amounts due under Sections 2.01 and 2.02 then due hereunder, ratably among the Fund Guarantors entitled thereto in accordance with such amounts then due to such Fund Guarantors and (b) second, to pay any other remaining amounts then due hereunder, ratably among the Fund Guarantors entitled thereto in accordance with such amounts then due to such Fund Guarantors. If any Fund Guarantor shall obtain payment for any amounts due under Sections 2.01 and 2.02 in a greater proportion than as set forth in the preceding sentence, such Fund Guarantor agrees to ratably share such payment with the other Fund Guarantors.

SECTION 2.05. Bankruptcy and Similar Procedures of Borrower. The Borrower's obligations hereunder shall not be affected by the fact that any obligations of the Borrower are unenforceable or not allowable due to the existence of bankruptcy, insolvency, liquidation, reorganization or other similar procedure involving the Borrower. The obligation to reimburse hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of such obligation is rescinded or reduced in amount or must otherwise be restored or returned by any Person receiving such payment upon the bankruptcy, insolvency, liquidation or reorganization of the Borrower, all as though such payment or part thereof had not been made.

SECTION 2.06. Obligations Absolute. The obligations of the Borrower under this Agreement shall be absolute, indivisible, unconditional and irrevocable, and shall be discharged strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances:

(a) any lack of validity or enforceability of any Related Agreement;

(b) any amendment or waiver of or any consent to departure from any Related Agreement;

(c) the existence of any claim, counterclaim, setoff, deduction, recoupment, defense or other rights which the Borrower may have at any time against the Fund Guarantors or any other Person for any reason whatsoever, whether in connection with this Agreement or any Related Agreement or otherwise;

(d) any statement or any other document presented under any Related Agreement proving to be forged, fraudulent, invalid or insufficient in any respect whatsoever or any statement therein being untrue or inaccurate in any respect whatsoever; and

(e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION 2.07. Waiver by Borrower. The Borrower hereby waives, with respect to its obligations under this Agreement, any presentment, demand, protest, notice of the occurrence of a default under any Related Agreement, and any other notice of any kind whatsoever and promptness in making any claim or demand hereunder. The Borrower's obligations hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Fund Guarantors to assert any claim or demand or to enforce any right or remedy under the provisions of any Related Agreement, (ii) any extension or renewal of the Guaranty, or (iii) any other act or thing or omission or delay to do any other act or thing which may in any manner or to any extent vary the risk of the Fund Guarantors or would otherwise operate as a discharge of the Borrower as a matter of Law, unless and until the obligations hereunder are performed in full.

SECTION 2.08. Taxes. (a) All amounts payable to the Fund Guarantors hereunder shall be paid in full and free and clear of any Taxes. If any Tax is required to be withheld or deducted from, or is otherwise payable by the Borrower in connection with, any payment to the Fund Guarantors hereunder, the Borrower (i) shall, if required, withhold or deduct the amount of such Tax from such payment and shall, in any case, pay such Tax to the appropriate taxing authority in accordance with applicable Law, and (ii) shall pay to the Fund Guarantors such additional amounts as may be necessary so that the net amount received by the Fund Guarantors with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted (including any Taxes required to be withheld or deducted as a result of payments made by the Borrower (whether made to a taxing authority or to the Fund Guarantors) pursuant to this Section 2.08(a)) is equal to the full amount payable hereunder. If any Tax is withheld or deducted from, or is otherwise payable by the Borrower in connection with, any payment payable to the Fund Guarantors hereunder, the Borrower shall, as soon as reasonably possible after the date of such payment, furnish to the Fund Guarantors the original or a certified copy of a receipt for such Tax from the applicable taxing authority. If any payment due to the Fund Guarantors hereunder is or is expected to be made without withholding or deducting therefrom, or otherwise paying in connection therewith, any Tax payable to any taxing authority, the Borrower shall, within thirty (30) days after any request from the Fund Guarantors, furnish to the Fund Guarantors a certificate from such taxing authority, or an opinion of counsel acceptable to the Fund Guarantors, in either case stating that no Tax payable to such taxing authority was or is, as the case may be, required to be withheld or deducted from, or otherwise paid by the Borrower in connection with, such payment.

(b) The Borrower shall, promptly upon request by the Fund Guarantors for the payment thereof, pay to the Fund Guarantors (i) all Taxes payable by the Fund Guarantors with respect to any payment due to the Fund Guarantors hereunder, (ii) all Taxes payable by the Fund Guarantors as a result of payments made by the Borrower (whether made to a taxing authority or to the Fund Guarantor) pursuant to this Section 2.08 and (iii) all Taxes on or in respect of this Agreement, any Related Agreement or any other document or instrument relating hereto or thereto, or the recording, registration, notarization or other formalization of any of the foregoing, the enforcement of any of the foregoing, or the introduction of any of the foregoing in any judicial proceedings, or otherwise in respect thereof, other than, in any event, any Excluded Taxes.

III

REPRESENTATIONS AND WARRANTIES

The representations made by the Borrower pursuant to the Security Documents are hereby incorporated by reference herein, and the Borrower shall be deemed to have made such representations hereby to the Fund Guarantors as of the date of such agreements. The Borrower hereby represents and warrants to the Fund Guarantors on the date hereof as follows:

SECTION 3.01. Authority; Enforceability. Each of the Reimbursement Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The Reimbursement Transactions entered into and to be entered into by each Reimbursement Party are within such Reimbursement Party's powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Reimbursement Document to which any Reimbursement Party is to be a party, when executed and delivered by such Reimbursement Party, will constitute, a legal, valid and binding obligation of the Borrower or such Reimbursement Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.02. Governmental Approvals; No Conflicts. The Reimbursement Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by or before, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Reimbursement Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) except as set forth on Schedule 3.02, will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents and the Reimbursement Documents.

SECTION 3.03. Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Reimbursement Documents or the Reimbursement Transactions.

SECTION 3.04. Default. No default or event of default under the Revolving Credit Agreement has occurred and is continuing, and the representations and warranties made by the Borrower pursuant to the Revolving Credit Loan Documentation are true and correct as of the date hereof.

SECTION 3.05. Subsidiaries. Schedule 3.05 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Reimbursement Party, in each case as of the Effective Date.

SECTION 3.06. Properties. As of the Effective Date, neither the Borrower or any of the Subsidiaries has received notice of, or has knowledge of, any material pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Except as set forth on Schedule 3.06, none of the Mortgaged Property or any interest therein is subject to any right of first refusal, option or other contractual right to purchase any such Mortgaged Property or interest therein.

SECTION 3.07. Consolidated Backlog; Principal Customers. The Borrower has heretofore furnished to the Fund Guarantors or one or more of their Related Parties daily reports of Consolidated Backlog from October 11, 2001 through November 12, 2001. Each such report as of its date was complete and accurate in all material respects.

(b) Except as heretofore communicated to the Fund Guarantors or one or more of their Related Parties by the Borrower in writing or as otherwise reflected in the customer specific revenue and volume information communicated in writing to the Fund Guarantors or one or more of their Related Parties, since December 31, 2000 none of the 20 largest customers of the Borrower and its Subsidiaries (as of December 31, 2000 or September 30, 2001) has indicated orally or in writing its intention or desire to materially alter or discontinue, in whole or in material part, its relationship with the Borrower and its Subsidiaries.

IV.

CONDITIONS

SECTION 4.01. Effective Date. The Fund Guarantors shall not be obligated to issue the Guaranty until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.09):

(a) The Fund Guarantors (or their counsel) shall have received from the Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Fund Guarantors (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Fund Guarantors shall have received a favorable written opinion (addressed to each Fund Guarantor and dated the Effective Date) of each of (i) Bryan Cave LLP, counsel for the Borrower, substantially in the form of Exhibit E-1, and (ii) local counsel in each jurisdiction where a Mortgaged Property is located, substantially in the form of Exhibit E-2, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Reimbursement Parties, the Reimbursement Documents or the Reimbursement Transactions as the Fund Guarantors shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Fund Guarantors shall have received such documents and certificates as the Fund Guarantors or their counsel may reasonably request relating to the organization, existence and good standing of each Reimbursement Party, the authorization of the Reimbursement Transactions and any other legal matters relating to the Reimbursement Parties, the Reimbursement Documents or the Reimbursement Transactions, all in form and substance satisfactory to the Fund Guarantors and their counsel.

(d) The Fund Guarantors shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Reimbursement Party hereunder or under any other Reimbursement Document.

(e) The Collateral and Guarantee Requirement shall have been satisfied and the Fund Guarantors shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Reimbursement Parties (including any Subsidiary Reimbursement Parties formed in connection with or resulting from the Acquisition) in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Fund Guarantors that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 of the Revolving Credit Agreement or have been released.

(f) The Fund Guarantors shall have received evidence that the insurance required by Section 5.08 and the Security Documents is in effect.

(g) The Fund Guarantors shall have been afforded the timely opportunity to review all other documentation relating to the Reimbursement Transactions and the other transactions contemplated hereby and shall be reasonably satisfied in all respects with such documentation.

(h) There shall not have occurred any material adverse change in the business, assets, operations, properties, financial condition, contingent liabilities or prospects of the Borrower or the Borrower and its subsidiaries, taken as a whole, since September 30, 2001.

V.

COVENANTS

SECTION 5.01. Maintenance of Corporate Existence. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, contracts, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 of the Revolving Credit Agreement or any sale of assets permitted under Section 6.05 of the Revolving Credit Agreement; provided, further, that neither Borrower nor any of its Subsidiaries shall be obligated to maintain any of the foregoing assets in the event that the Board of Directors of Borrower adopts a resolution to the effect that the maintenance of such asset is no longer necessary or desirable in the conduct of the business of the Borrower and its Subsidiaries.

SECTION 5.02. Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect.

SECTION 5.03. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Collateral Agent or any Fund Guarantor, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and at such reasonable intervals as may be reasonably requested.

SECTION 5.04. Maintenance of Security Interest. The Borrower covenants and agrees with the Fund Guarantors that its obligations under this Agreement shall be secured under the Security Documents for so long as the Guaranty is in force.

SECTION 5.05. Notice of Default. The Borrower shall promptly give notice to the Fund Guarantors of any default or event of default under the Revolving Credit Loan Documentation upon a Financial Officer of Borrower obtaining knowledge thereof.

SECTION 5.06. Information Regarding Collateral. (a) The Borrower will furnish to the Fund Guarantors prompt written notice of any change (i) in any Reimbursement Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Reimbursement Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Reimbursement Party's identity, jurisdiction of organization or corporate structure or (iv) in any Reimbursement Party's Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Fund Guarantors to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties. The Borrower also agrees promptly to notify the Fund Guarantors if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to paragraph (a) of Section 5.01 of the Revolving Credit Agreement, the Borrower shall deliver to the Fund Guarantors a certificate of a Financial Officer of the Borrower (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.07. Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of the business of the Borrower and the Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

SECTION 5.08. Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The Borrower will furnish to the Fund Guarantors, upon request in writing of the Fund Guarantors, information in reasonable detail as to the insurance so maintained.

SECTION 5.09. Casualty and Condemnation. The Borrower (a) will furnish to the Fund Guarantors prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will cause the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) to be applied in accordance with the applicable provisions of the Security Documents.

SECTION 5.10. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, within ten (10) Business Days after such Subsidiary is formed or acquired, notify the Fund Guarantors and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Reimbursement Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Reimbursement Party.

SECTION 5.11. Further Assurances; Transfer of Joint Venture Stock. (a) The Borrower will, and will cause each Subsidiary Reimbursement Party to, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments as may reasonably be required for carrying out the intention, or facilitating the performance, of this Agreement and the Related Agreements.

(b) The Borrower will, and will cause each Subsidiary Reimbursement Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable Law, or which the Fund Guarantors may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Reimbursement Parties. The Borrower also agrees to provide to the Fund Guarantors, from time to time upon request, evidence reasonably satisfactory to the Fund Guarantors as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(c) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Reimbursement Party after the Effective Date (other than assets constituting Collateral under the Security Agreement or the Pledge Agreement that become subject to the Lien of the Security Agreement or the Pledge Agreement upon acquisition thereof), the Borrower will notify the Fund Guarantors, and, if requested by the Fund Guarantors, the Borrower will cause such assets to be subjected to a Lien securing the Reimbursement Obligations and will take, and cause the Subsidiary Reimbursement Parties to take, such actions as shall be necessary or reasonably requested by the Fund Guarantors to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Reimbursement Parties. Notwithstanding the foregoing, in no event shall the Borrower or any Subsidiary Reimbursement Party be required to grant a lien on any of the Texas Instruments Agreements (as defined in the Security Agreement).

(d) The Borrower will, and will cause each applicable Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required under any applicable Law, or which the Fund Guarantors may reasonably request, to cause the transfer of all the Equity Interests in MEMC Kulim Electronic Materials, Sdn. Bhd. from the Borrower to MEMC International, Inc. no later than seventy-five (75) Business Days after the Effective Date.

VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. "Event of Default," wherever used herein, means any one of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Law, pursuant to any judgment, decree or order of any court or pursuant to any order, rule or regulation of any Governmental Authority):

(a) the Borrower fails to pay when due any amount hereunder in accordance with the terms hereof;

(b) there shall have occurred and be continuing any "Event of Default" (as defined in the Revolving Credit Agreement);

(c) any Fund Guarantor is required to make any payment under the Guaranty;

(d) the Borrower or any of the Subsidiary Reimbursement Parties fails to observe or perform any of the covenants, terms or agreements contained in any Related Agreement and such breach, default or failure is continuing for a period of 30 days after notice thereof from any Fund Guarantor or the Collateral Agent to the Borrower;

(e) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Reimbursement Party not to be, a valid and perfected Lien on Collateral having, in the aggregate, a value in excess of $500,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Reimbursement Documents or the Revolving Credit Loan Documentation, (ii) any action taken by the Collateral Agent to release any such Lien in compliance with the provisions of any Reimbursement Document or the Revolving Credit Loan Documentation, or (iii) as a result of the Collateral Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement;

(f) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for forty-five (45) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 (net of amounts covered by insurance as to which the insurer has admitted liability in writing) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(i) any decree, order, consent, Permit, license, approval, exemption or authorization or notarization of, or any registration, filing or declaration with, any Governmental Authority or any other act of such Governmental Authority necessary to enable the Borrower to comply with its payment obligations under this Agreement or any Related Agreement shall be revoked, rescinded, restricted, overruled, withdrawn or shall otherwise cease to be in full force and effect, or it otherwise becomes unlawful for the Borrower to perform all or any of its obligations under this Agreement or any Related Agreement;

(j) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Related Agreement or any amendment or modification thereof or waiver thereunder, or in any certificate or other document furnished pursuant to or in connection with any Related Agreement or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made; or

(k) a Change in Control shall occur.

SECTION 6.02. Consequences of Default. If an Event of Default occurs and is continuing, any Fund Guarantor may (i) declare by notice to the Borrower the Guarantee Amounts, together with any accrued interest thereon, to be immediately due and payable, in which case, all such amounts will be immediately due and payable, (ii) demand by notice to the Borrower the deposit of cash collateral pursuant to this Section 6.02, in which case, the Borrower shall deposit cash collateral in an amount equal to the principal of and accrued interest on the loans and all other amounts due under the Revolving Credit Agreement and (iii) enforce all rights and remedies to which it is entitled under the Reimbursement Documents. Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 6.01(f) or (g), the Guaranteed Amounts together with any accrued interest thereon shall automatically be immediately due and payable without any notice or demand and the Borrower shall automatically be obligated to immediately deposit cash collateral in the amount described in clause (ii) of the preceding sentence without any notice or demand. Any cash collateral deposited may be deposited with any Fund Guarantor and such deposit shall be held by such Fund Guarantor or transferred in part or in whole to any other Fund Guarantor. The Fund Guarantors shall hold any such cash collateral for, and may apply such cash collateral to, the payment and performance of the obligations of the Borrower under this Agreement. The provisions of Section 2.04 hereof shall apply to any cash collateral held by any Fund Guarantor and to any cash collateral applied by any Fund Guarantor to the payment of obligations owing to such Fund Guarantor.

SECTION 6.03. Right of Setoff and Disposition by the Fund Guarantors. If any amount payable by the Borrower hereunder (including any amount due under Section 8.11 of this Agreement) is not paid as and when due, the Borrower authorizes the Fund Guarantors to proceed, at any time and from time to time, to the fullest extent permitted by applicable Law, without prior notice, to set off against any indebtedness or other obligation owing by the Fund Guarantors to the Borrower or to dispose of or otherwise realize upon any assets of the Borrower that may at any time be in the possession of or pledged to the Fund Guarantors to the full extent of all amounts payable to the Fund Guarantors hereunder, irrespective of whether or not the Fund Guarantors shall have made any demand hereunder and whether or not such indebtedness or obligation is matured, and apply the proceeds thereof, if any, to such amounts as are due and payable.

VII

COLLATERAL AGENT

Each of the Fund Guarantors hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Reimbursement Documents and the Intercreditor Agreement, together with such actions and powers as are reasonably incidental thereto.

Each bank serving as Collateral Agent hereunder and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Collateral Agent hereunder and may accept fees and other consideration from the Borrower for services in connection with the Reimbursement Documents or otherwise without having to account for the same to the Fund Guarantors.

The Collateral Agent shall not have any duties or obligations except those expressly set forth in the Reimbursement Documents and the Intercreditor Agreement. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Reimbursement Documents and the Intercreditor Agreement that the Collateral Agent is required to exercise in writing by the Fund Guarantors, and (c) except as expressly set forth in the Reimbursement Documents and the Intercreditor Agreement, the Collateral Agent shall not have any duty to disclose, nor be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Collateral Agent or any of their Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Fund Guarantors or otherwise in the absence of its own gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction. The Collateral Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Collateral Agent by the Borrower or a Fund Guarantor, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Reimbursement Documents, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with the Reimbursement Documents, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in the Reimbursement Documents, (iv) the validity, enforceability, effectiveness or genuineness of the Reimbursement Documents or any other agreement, instrument or document, or the validity, perfection, or priority of any Lien created by any of the Reimbursement Documents, or (v) the satisfaction of any condition set forth in Section 4.01 or elsewhere in the Reimbursement Documents, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Collateral Agent may perform any of and all its duties and exercise its rights and powers by or through any one or more sub-agents or attorneys-in-fact appointed by the Collateral Agent. The Collateral Agent and any such sub-agent or attorney-in-fact may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent or attorney-in-fact and to the Related Parties of the Collateral Agent and any such sub-agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Collateral Agent.

Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying the Fund Guarantors and the Borrower and the Collateral Agent may be removed at any time with or without cause by the Fund Guarantors. Upon any such resignation, the Fund Guarantors shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Fund Guarantors and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Fund Guarantors, appoint a successor Collateral Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Collateral Agent by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Reimbursement Documents. The fees payable by the Borrower and/or the Fund Guarantors to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and/or the Fund Guarantors, as the case may be, and such successor. After a Collateral Agent's resignation, the provisions of this Article shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and attorneys-in-fact and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

Each Fund Guarantor acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Fund Guarantor and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Fund Guarantor also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Fund Guarantor and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Reimbursement Documents or related agreement or any document furnished hereunder or thereunder.

Except for action expressly required of the Collateral Agent by the Reimbursement Documents, the Collateral Agent shall in all cases be fully justified in failing or refusing to act under the Reimbursement Documents unless it shall receive further assurances to its satisfaction from the Borrower of its indemnification obligations under Section 8.11 in respect of such action.

Without limiting the foregoing, the Collateral Agent shall not have any liability or responsibility with respect to the sufficiency of the documents furnished pursuant to Section 4.01 and shall not be required to, and shall not, take any action to enforce any of its or the Fund Guarantors' rights under, nor waive or amend any provision of, the Reimbursement Documents or any collateral, nor give any notice or make any request or demand or filing thereunder, except in each instance as and to the extent instructed to do so by the Fund Guarantors, and the Collateral Agent shall not have any liability for failure to take any action in the absence of such instructions, provided that the Collateral Agent will promptly send to the Fund Guarantors a copy of each notice, request or other document delivered to the Collateral Agent pursuant to the terms of the Reimbursement Documents and will take such actions contemplated by the Reimbursement Documents as the Fund Guarantors may reasonably instruct, except that nothing in the Reimbursement Documents shall require the Collateral Agent to take any action that in the reasonable opinion of the Collateral Agent would be contrary to the terms of the Reimbursement Documents or applicable law or subject the Collateral Agent to personal liability for which it would have no claim for indemnification hereunder.

VIII

MISCELLANEOUS

SECTION 8.01. Acknowledgment of Security Interest. The Borrower and the Fund Guarantors acknowledge that the Borrower has secured its obligations under this Agreement pursuant to the Security Documents.

SECTION 8.02. Termination. This Agreement may be terminated if the Fund Guarantors and the Borrower so mutually agree in writing. This Agreement shall terminate and the liens and security interests created by the Security Documents shall be released upon the termination of the Revolving Credit Agreement and the Borrower's indefeasible payment in full of its obligations hereunder and under the Revolving Credit Agreement.

SECTION 8.03. Notices. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile (with confirmation copies delivered personally or by courier within three (3) Business Days), as follows:

(a) If to the Borrower, to:

MEMC Electronic Materials, Inc.

501 Pearl Drive
St. Peters, MO 63376
Attention: Treasurer
Telecopy: (636) 474-5158
(b) If to the Fund Guarantors, to:

Texas Pacific Group
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attention: James J. O'Brien
Telecopy: (817) 871-4010

and

Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard
Suite 2000
Los Angeles, CA 90025
Attention: John Baumer
Telecopy: (310) 954-0404

and

TCW/Crescent Mezzanine Partners III, L.P.
11100 Santa Monica Boulevard
Suite 2000
Los Angeles, CA 90025
Attention: Jean-Marc Chapus
Telecopy: (310) 235-5967

with a copy to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Attention: Michael Gerstenzang, Esq.
Telecopy: (212) 225-3999

and

Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, NY 10022
Attention: Howard A. Sobel, Esq.
Telecopy: (212) 715-8000

(c) If to the Collateral Agent, to:
Citicorp USA, Inc.
2 Penns Way, Suite 200
New Castle, DE 19720
Attention: David Graber
Telecopy: (302) 894-6120

or to such other address as hereafter shall be furnished as provided in this Section 8.03 by any of the parties hereto to the other parties hereto.

SECTION 8.04. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

SECTION 8.05. Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding and agreement between the parties as to the matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent (written or oral) with respect thereto.

SECTION 8.06. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Reimbursement Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Reimbursement Document shall affect any right that the Collateral Agent or any Fund Guarantor may otherwise have to bring any action or proceeding relating to this Agreement or any other Reimbursement Document against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Related Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.03. Nothing in this Agreement or any other Related Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTON 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. No Third Party Rights; Assignment. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto. All rights and obligations hereunder shall not be assignable without the prior written consent of the other parties. Any attempted assignment of rights or obligations in violation of this Section 8.08 shall be null and void.

SECTION 8.09. Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the parties hereto referring specifically to this Agreement and stating the parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

SECTION 8.10. Rights Not Exclusive. The rights provided for herein, including under Section 6.03, are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Law.

SECTION 8.11. Expenses; Indemnity; Damage Waiver. (a) The Borrower agrees to pay or reimburse the Fund Guarantors and the Collateral Agent for any reasonable costs and expenses (including any expenses paid by Fund Guarantors pursuant to Section 6.03 of the Guaranty) incurred by the Fund Guarantors and the Collateral Agent in connection with the transactions contemplated hereby including for (i) all reasonable out-of-pocket costs and expenses in connection with negotiating and entering into this Agreement and the Related Agreements (including the Guaranty) and any modification, supplement or waiver (whether or not the same shall become effective) of any of the terms of this Agreement or the Related Agreements (including attorney's fees and expenses); (ii) all reasonable and documented out-of-pocket costs and expenses of the Fund Guarantors (including attorney's fees and expenses) in connection with (A) any enforcement or collection proceedings in connection with the negotiation of any restructuring or "work-out" (whether or not consummated) of the obligations of the Borrower hereunder and under the Related Agreements and (B) the enforcement of this Agreement and the Related Agreements; and (iii) all transfer, stamp, documentary or other similar Taxes, assessments or charges levied by any Governmental Authority in respect of this Agreement and the Related Agreements or any other document referred to herein or therein.

  Any claim under this Section 8.11 shall be asserted by written notice to the Borrower. If the Borrower does not respond within sixty (60) days after receipt of such notice, it shall have no further right to contest the validity of such claim. Any uncontested claim or portion thereof shall be paid by the Borrower within sixty (60) days of receipt of notice of such claim.

(c) The Borrower shall indemnify the Collateral Agent and each Fund Guarantor, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Reimbursement Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Reimbursement Documents of their respective obligations thereunder or the consummation of the Reimbursement Transactions, (ii) any loan received under the Revolving Credit Agreement or the proceeds therefrom, (iii) any presence, Release or threatened Release of Hazardous Materials on, at, under or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Person of such Indemnitee as determined in a final judgment by a court of competent jurisdiction.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Reimbursement Transactions, any loan received under the Revolving Credit Agreement or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.12. Confidentiality. Each of the Collateral Agent and the Fund Guarantors agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Reimbursement Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, or to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Collateral Agent or any Fund Guarantor on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, the term "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Collateral Agent or any Fund Guarantor on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

MEMC ELECTRONIC MATERIALS, INC.
By: /s/ James M. Stolze Name: James M. Stolze Title: Executive Vice President, Chief Financial Officer
By: /s/ Kenneth L. Young Name: Kenneth L. Young Title: Treasurer
CITICORP USA, INC., as administrative and collateral agent
By: /s/ Arnold Y. Wong Name: Arnold Y. Wong Title: Vice President

Name of Institution:	TPG PARTNERS III, L.P. By: TPG GenPar III, L.P. Its General Partner By: TPG Advisors III, Inc. Its General Partner By: /s/ Richard A. Ekleberry Name: Richard A. Ekleberry Title: Vice President

Name of Institutions:

TCW/CRESCENT MEZZANINE PARTNERS III, L.P. AND TCW/CRESCENT MEZZANINE TRUST III

By: TCW/Crescent Mezzanine Management III, L.L.C., as its Investment Manager

By: TCW Asset Management Company, as

Its Sub-Advisor

By: /s/ Jean-Marc Chapus
Name: Jean-Marc Chapus
Title: Managing Director

By: /s/ James C. Shevlet, Jr.
Name: James C. Shevlet, Jr.
Title: Senior Vice President

Name of Institution:	GREEN EQUITY INVESTORS III, L.P. By: GEI Capital III, LLC, as its General Partner By: /s/ John Dahnhakl Name: John Dahnhakl Title:

Name of Institution:	GREEN EQUITY INVESTORS SIDE III, L.P. By: GEI Capital III, LLC, as its General Partner By: /s/ John Dahnhakl Name: John Dahnhakl Title: